CONSENT OF COUNSEL
AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)
We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services — Other Service Providers — Counsel to the Trust” in the Statement of Additional Information for the portfolio of AIM Investment Funds (Invesco Investment Funds) (the “Trust”) included in Post-Effective Amendment No. 114 to the Registration Statement under the Securities Act of 1933, as amended (No. 033-19338), and Amendment No. 115 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-05426), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP
Philadelphia, Pennsylvania
May 19, 2011